Filed Pursuant to Rule 433
Registration Nos. 333-212117 and 333-212117-01

December 13, 2016

AmeriGas Partners, L.P.

AmeriGas Finance Corp.

Pricing Term Sheet

$700,000,000 5.500% Senior Notes due 2025

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement.

Issuers:	AmeriGas Partners, L.P. AmeriGas Finance Corp.
Security Description:	5.500% Senior Notes due 2025
Face Amount:	$700,000,000
Maturity:	May 20, 2025
Interest Payment Dates:	May 20 and November 20, commencing on May 20, 2017
Coupon:	5.500% per annum
Offering Price:	100.000%
Yield to Maturity:	5.500%
Optional Redemption:	Make-whole at T+50 prior to February 20, 2025.
Callable thereafter at par plus accrued and unpaid interest, if any.
CUSIP / ISIN:	030981AK0 / US030981AK06
Gross Spread:	1.25%
Trade Date:	December 13, 2016
Settlement Date:	December 28, 2016 (T+10)
Minimum Allocations:	$2,000
Increments:	$1,000

Joint Book Runners:	Wells Fargo Securities, LLC J.P. Morgan Securities LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Citizens Capital Markets, Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated PNC Capital Markets LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC Santander Investment Securities Inc. TD Securities (USA) LLC

The Issuers have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus included in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may get these documents free of charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at 1-800-645-3751.

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